- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                     between

                            HILTON HOTELS CORPORATION

                                       and

                         BALLY ENTERTAINMENT CORPORATION




                            Dated as of June 6, 1996



- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Section                                                                     Page
- -------                                                                     ----

                                    ARTICLE I
                                   DEFINITIONS

1.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2    Other Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.3    Other Definitional Provisions . . . . . . . . . . . . . . . . . . . .  10

                                   ARTICLE II
                                   THE MERGER

2.1    Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.2    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.3    Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.4    Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . .  11
2.5    Certificate of Incorporation and By-laws. . . . . . . . . . . . . . .  11
2.6    Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.7    Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                   ARTICLE III
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1    Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . .  12
3.2    Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . .  16

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1    Organization, Standing and Corporate Power. . . . . . . . . . . . . .  19
4.2    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.3    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.4    Authority; Enforceability; No Conflicts;
       and Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Section                                                                     Page
- -------                                                                     ----

4.5    Vote Required; State Takeover Statutes;
       Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
4.6    Compliance with Applicable Laws . . . . . . . . . . . . . . . . . . .  25
4.7    Company SEC Documents; Undisclosed Liabilities. . . . . . . . . . . .  26
4.8    Absence of Changes or Events. . . . . . . . . . . . . . . . . . . . .  27
4.9    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
4.10   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
4.11   Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.12   Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.13   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
4.14   Brokers and Intermediaries. . . . . . . . . . . . . . . . . . . . . .  33
4.15   Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . . .  34
4.16   Company Rights Agreement. . . . . . . . . . . . . . . . . . . . . . .  34

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

5.1    Organization, Standing and Corporate Power of
       Acquiror. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
5.2    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
5.3    Authority; Enforceability; No Conflicts . . . . . . . . . . . . . . .  36
5.4    The Vote Required; Ownership of Company
       Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
5.5    Acquiror SEC Documents; Undisclosed Liabilities . . . . . . . . . . .  39
5.6    Absence of Changes or Events. . . . . . . . . . . . . . . . . . . . .  40
5.7    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.8    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.9    Compliance with Applicable Laws . . . . . . . . . . . . . . . . . . .  41
5.10   ERISA Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
5.11   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1    Conduct of Business of the Company. . . . . . . . . . . . . . . . . .  42
6.2    Conduct of Business of Acquiror . . . . . . . . . . . . . . . . . . .  47
6.3    Access to Information . . . . . . . . . . . . . . . . . . . . . . . .  49

Section                                                                     Page
- -------                                                                     ----

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1    Preparation of Form S-4 and the Proxy
       Statement/Prospectus; Stockholders' Meeting . . . . . . . . . . . . .  49
7.2    Letter of the Company's Accountants . . . . . . . . . . . . . . . . .  52
7.3    Letter of Acquiror's Accountants. . . . . . . . . . . . . . . . . . .  53
7.4    Reasonable Best Efforts; Notification . . . . . . . . . . . . . . . .  53
7.5    Approval of Gaming Commissions; Regulatory
       Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
7.6    Supplemental Disclosure . . . . . . . . . . . . . . . . . . . . . . .  54
7.7    Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.8    No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.9    Indemnification; Directors' and Officers'
       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.10   NYSE Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.11   Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.12   Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.13   Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.14   Tax Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.15   Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.16   Subsidiary Preferred Stock. . . . . . . . . . . . . . . . . . . . . .  60

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

8.1    Conditions to Each Party's Obligation to Effect
       the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.2    Conditions of Obligations of Acquiror . . . . . . . . . . . . . . . .  62
8.3    Conditions of Obligation of the Company . . . . . . . . . . . . . . .  64

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

9.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
9.2    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . .  66
9.3    Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  67

Section                                                                     Page
- -------                                                                     ----

9.4    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
9.5    Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .  68

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1   Effectiveness of Representations, Warranties
       and Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
10.2   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
10.3   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
10.4   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
10.5   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  70
10.6   Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . .  70
10.7   Headings; References. . . . . . . . . . . . . . . . . . . . . . . . .  71
10.8   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
10.9   Parties in Interest; Assignment . . . . . . . . . . . . . . . . . . .  71
10.10  Severability; Enforcement . . . . . . . . . . . . . . . . . . . . . .  71
10.11  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . .  71

EXHIBIT A - Form of Opinion of Latham & Watkins
EXHIBIT B - Form of Opinion of Weil, Gotshal & Manges LLP
EXHIBIT C - Form of Tax Certificate of the Company
EXHIBIT D - Form of Tax Certificate of Acquiror
EXHIBIT E - Form of Tax Certificate of Certain Stockholders
            of the Company
EXHIBIT F - Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of June 6, 1996, among HILTON HOTELS CORPORATION, a Delaware corporation ("Acquiror"), and BALLY ENTERTAINMENT CORPORATION, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company and Acquiror will enter into a business combination transaction pursuant to which the Company will merge with and into Acquiror (the "Merger"), with Acquiror continuing as the surviving corporation (the "Surviving Corporation");

          WHEREAS, the respective Boards of Directors of Acquiror and the Company have determined that the Merger would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved this Agreement and the transactions contemplated hereby;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

          WHEREAS, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "ACQUIROR DISCLOSURE SCHEDULE" shall have the meaning set forth in
Section 10.6.

          "ACQUIROR SEC DOCUMENTS" shall have the meaning set forth in Section 5.5.

          "ACQUIROR COMMON STOCK" shall have the meaning set forth in Section 3.1(c).

          "ACQUIROR PREFERRED STOCK" shall have the meaning set forth in Section 5.2.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 7.8(c).

          "ACQUIROR RIGHTS" shall have the meaning set forth in Section 3.1(c).

          "ACQUIROR RIGHTS AGREEMENT" shall have the meaning set forth in
Section 3.1(c).

          "ACQUIROR SIGNIFICANT SUBSIDIARIES" shall mean any Subsidiary of Acquiror that constitutes a "Significant Subsidiary" of Acquiror within the meaning of Regulation S-X of the SEC.

          "ACQUIROR STOCK OPTIONS" shall have the meaning set forth in Section 5.2.

          "ACQUIROR STOCKHOLDER APPROVAL" shall have the meaning set forth in
Section 5.3(a).

          "ACQUIROR STOCKHOLDERS' MEETING" shall have the meaning set forth in
Section 7.1(e).

          "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

          "APPLICABLE LAWS" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

          "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CASH CONSIDERATION" shall have the meaning set forth in Section
3.1(c).

          "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
2.3.

          "CERTIFICATES" shall have the meaning set forth in Section 3.2(b).

          "CLOSING" shall have the meaning set forth in Section 2.2.

          "CLOSING DATE" shall have the meaning set forth in Section 2.2.

          "CODE" shall have the meaning set forth in the fourth recital of this Agreement.

          "COMMON CONVERSION NUMBER" shall equal 0.25, as may be adjusted pursuant to Sections 3.1(c) and 3.1(d).

          "COMPANY CAPITAL STOCK" shall mean the Company Common Stock, the Series D Preferred and the PRIDES.

          "COMPANY COMMON STOCK" shall have the meaning set forth in Section 3.1(c).

          "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in
Section 10.6.

          "COMPANY PREFERRED STOCK" shall have the meaning set forth in Section 4.3.

          "COMPANY REPRESENTATIVES" shall have the meaning set forth in Section 7.8.

          "COMPANY RIGHTS" shall have the meaning set forth in Section 4.3.

          "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section
4.7.

          "COMPANY SIGNIFICANT SUBSIDIARY" shall mean any Subsidiary of the Company that constitutes a "Significant Subsidiary" of the Company within the meaning of Regulation S-X of the SEC.

          "COMPANY STOCKHOLDER APPROVAL" shall have the meaning set forth in
Section 4.4(a).

          "COMPANY STOCKHOLDERS' MEETING" shall have the meaning set forth in
Section 7.1(d).

          "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
Section 6.3(c).

          "CONTAMINATION" shall mean the introduction into the environment (including the land, surface water, ground water, underlying or in proximity to any Real Property and the ambient air above or in the proximity to any Real Property) of any contaminant, pollutant or other toxic or hazardous substance or waste as those terms are defined in applicable Environmental Laws (whether or not upon the Real Property or other property used by the Company or any of its Subsidiaries and whether or not such pollution, when it occurred, violated any Environmental Law) as a result of any actual or threatened spill, discharge, leak, emission, escape, injection, dumping or release of any kind of any substance, in violation of any Environmental Law, or as a result of which the Company or any of its Subsidiaries has or is reasonably likely to become liable to any person or by reason of which the Real Property or any other assets of the Company or any of its Subsidiaries is reasonably likely to suffer or be subjected to any Encumbrance or claim.

          "CONVERTIBLE DEBENTURES" shall have the meaning set forth in Section 4.3.

          "DETERMINATION PRICE" shall mean the average of the daily high and low sales prices of the Acquiror Common Stock (regular way) as shown on the New York Stock Exchange Composite Tape (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) for the ten consecutive Trading Days ending on the third Trading Day prior to the Closing Date, as such Determination Price may be adjusted pursuant to Section 3.1(d).

          "DGCL" shall mean the Delaware General Corporation Law.

          "DOJ" shall mean the Department of Justice.

          "EFFECTIVE TIME" shall have the meaning set forth in Section 2.3.

          "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 4.11(a).

          "ENCUMBRANCES" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

          "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section
4.6(c).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and the applicable regulations promulgated thereunder.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 3.2(a).

          "EXCHANGE FUND" shall have the meaning set forth in Section 3.2(a).

          "FORM S-4" shall have the meaning set forth in Section 5.3(c).

          "FTC" shall mean the Federal Trade Commission.

          "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

          "GAMING COMMISSIONS" shall mean, collectively, the Nevada State Control Board, the Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission and the Louisiana Riverboat Gaming Commission.

          "GAMING LAWS" shall mean any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the casino and gaming and racetrack activities and operations of the Company or Acquiror, as applicable, including (i) the New Jersey Casino Control Act and the rules and regulations promulgated thereunder (the "New Jersey Gaming Laws"),
(ii) the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, and the Clark County, Nevada Code and the rules and regulations promulgated thereunder (the "Nevada Gaming Laws"), (iii) the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder (the "Mississippi Gaming Laws"), and (iv) the Louisiana Riverboat Economic Development and Gaming Act and the rules and regulations promulgated thereunder (the "Louisiana Gaming Laws").

          "GAINS TAX" shall have the meaning set forth in Section 4.4(c).

          "GOVERNMENTAL AUTHORITY" shall mean any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          "HAZARDOUS MATERIAL" shall have the meaning set forth in Section
4.6(d).

          "HSR ACT" shall have the meaning set forth in Section 4.4(c).

          "IMPROVEMENTS" shall mean, with respect to any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property or owned or leased by the Company or any of its Subsidiaries and used in, on or at such Real Property, together with any and all loading docks, parking lots, garages, and other facilities serving any such buildings; and landscaping and site improvements.

          "INDEMNIFIED LIABILITIES" shall have the meaning set forth in Section 7.9(a).

          "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.9(a).

          "IRS" means the United States Internal Revenue Service.

          "LEGAL PROCEEDINGS" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

          "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, any change, occurrence or effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole.

          "MERGER" shall have the meaning set forth in the first recital to this Agreement.

          "MERGER CONSIDERATION" shall have the meaning set forth in Section 3.2(b).

          "NEW PRIDES" shall mean Acquiror's Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock; the rights, preferences and terms of which shall be the same as those of the PRIDES, except that the issuer thereof shall be Acquiror, the vote per share of New PRIDES shall be the product of 0.80 and the Common Conversion Number, and the conversion and redemption terms shall reflect the adjustments provided for in Section

3(e) of the Certificate of Designations, Preferences, Rights and Limitations of PRIDES.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "OPTION" shall have the meaning set forth in Section 3.1(f).

          "PERMITS" shall have the meaning set forth in Section 4.6(a).

          "PERMITTED ENCUMBRANCES" shall mean only the following title exceptions: (a) taxes either not delinquent or being diligently contested;
(b) mechanics', materialmen's or similar statutory liens being diligently contested; (c) other exceptions that do not and would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and
(d) Encumbrances related to indebtedness disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement.

          "PERSON" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

          "PRIDES" shall mean the Company's Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock.

          "PROXY STATEMENT/PROSPECTUS" shall mean the joint proxy statement relating to the Company Stockholder Approval and Acquiror Stockholder Approval and the prospectus relating to the issuance of shares of the Acquiror Common Stock and New PRIDES in connection with the consummation of the transactions contemplated by this Agreement, as such joint proxy statement and prospectus may be amended or supplemented from time to time.

          "REAL PROPERTY" shall have the meaning set forth in Section 4.12.

          "SAR" shall have the meaning set forth in Section 3.1(f).

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SEC" shall mean the Securities and Exchange Commission.

          "SERIES D PREFERRED" shall mean the Company's Series D Convertible Exchangeable Preferred Stock.

          "STOCK CONSIDERATION" shall have the meaning set forth in Section 3.1(c).

          "SUBSIDIARY" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and
(ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or other otherwise controls (including, without limitation, Belle of Orleans, LLC and Bally's Olympia Limited Partnership).

          "SUBSIDIARY PREFERRED STOCK" shall have the meaning set forth in
Section 4.3.

          "SURVIVING CORPORATION" shall have the meaning set forth in the first recital of this Agreement.

          "TAX" or "TAXES" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

          "TAX RETURN" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

          "TERMINATION DATE" shall have the meaning set forth in Section 9.1(d).

          "TERMINATION NOTICE" shall have the meaning set forth in Section
3.1(d).

          "THIRD PARTY" shall mean a party or parties unaffiliated with either the Company or Acquiror.

          "TOP-UP INTENT NOTICE" shall have the meaning set forth in Section 3.1(c).

          "TRADING DAY" shall mean a day on which the NYSE is open for the transaction of business.

          1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          1.3 OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c)  The terms "dollars" and "$" shall mean United States dollars.


                                   ARTICLE II

                                   THE MERGER

          2.1 MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Acquiror at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Acquiror shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

          2.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1, the
closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on the third Business Day following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived (the "Closing Date"), at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to by the parties hereto.

          2.3 EFFECTIVE TIME. On the Closing Date, or as soon as practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is so duly filed, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

          2.4 EFFECTS OF THE MERGER. The Merger shall have the effects as set forth in Section 259 of the DGCL.

          2.5  CERTIFICATE OF INCORPORATION AND BY-LAWS.

          (a) The Certificate of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with its terms and the DGCL.

          (b) The By-laws of Acquiror, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until thereafter amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.

          2.6 DIRECTORS. The directors of Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be. Immediately after the Effective Time, Acquiror shall take all action necessary to elect one individual designated by the Board of Directors of the Company and reasonably acceptable to Acquiror, as director of the Surviving Corporation.

          2.7 OFFICERS. The officers of Acquiror immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE III

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or the holder of any shares of the capital stock of Acquiror:

          (a) CAPITAL STOCK OF ACQUIROR. Each share of the capital stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the same class of capital stock of the Surviving Corporation.

          (b) CANCELLATION OF TREASURY STOCK AND ACQUIROR-OWNED STOCK. Each share of Company Capital Stock that is directly owned by the Company and each share of Company Capital Stock that is directly owned by Acquiror or any subsidiary of Acquiror shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (c)  CONVERSION OF COMPANY COMMON STOCK.

          (i) Each share of Common Stock, par value $.66-2/3 per share ("Company Common Stock"), of the Company, issued and outstanding immediately prior to the Effective Time (excluding shares cancelled in accordance with Section 3.1(b)) together with the Company Rights attached thereto or associated therewith shall be converted into the right to receive a number of fully paid and non-assessable shares of Common Stock, par value $2.50 per share, of Acquiror ("Acquiror Common Stock") equal to the Common Conversion Number (the "Stock Consideration"); PROVIDED, HOWEVER, that in the event the Determination Price is less than $108 (as adjusted pursuant to Section 3.1(d), the "Target Amount"), each share of Company Common Stock shall be converted into the right to receive a number of fully paid and non-assessable shares of Acquiror Common Stock equal to the Common Conversion Number plus an amount in cash, not to exceed $3.00, equal to (i) the difference between the Target Amount and the Determination Price multiplied by (ii) the Common Conversion Number (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next highest hundredth but in no event greater than $3.00) (the "Cash Consideration"); AND, PROVIDED, FURTHER, that in the event the Determination Price is less than $80 (as adjusted pursuant to Section 3.1(d), the "Floor Amount"), Acquiror shall have the right to give written notice to the Company (the "Top-Up Intent Notice") that the board of directors of Acquiror elects to increase the Common Conversion Number such that the product of the Common Conversion Number and the Determination Price shall equal $20 (it being understood that notwithstanding such increase in the Common Conversion Number, the Cash Consideration shall remain the same). The Top-Up Intent Notice shall be delivered to the Company no later than 2:00 p.m. on the second Business Day prior to the Closing Date. If, in such case, Acquiror does not deliver a

Top-Up Intent Notice, the Company shall have the right to give written notice to Acquiror (the "Termination Notice") that the Company elects to terminate this Agreement. The Termination Notice shall be delivered to Acquiror no later than 2:00 p.m. on the Business Day prior to the Closing Date.

          (ii) Pursuant to the Rights Agreement, dated as of July 14, 1988 (the "Acquiror Rights Agreement"), between Acquiror and the First National Bank of Chicago, as rights agent, one right issued under the Acquiror Rights Agreement (an "Acquiror Right") will be attached to each share of Acquiror Common Stock issued upon conversion of Company Common Stock in accordance with Section 3.1(c) and all references in this Agreement to Acquiror Common Stock shall be deemed to include the Acquiror Rights. As of the Effective Time, all shares of Company Common Stock and all Company Rights converted pursuant to Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock and any such Company Rights shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, certificates representing the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.2(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), in each case without interest.

          (d) CERTAIN ADJUSTMENTS AND DETERMINATIONS. If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Conversion Number, the Determination Price, the Target Amount and the Floor Amount specified in Section 3.1(c) correspondingly shall be adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. Acquiror intends to effect a 4 - for - 1 stock split of Acquiror Common Stock, and upon such stock split, the Common Conversion Number shall be
1.0 (as may be further adjusted pursuant to Section 3.1(c)), the Target Amount shall be $27 and the Floor Amount shall be $20; and, in the event the Determination Price is calculated on the basis of pre-split trading prices, the Determination Price shall be such amount divided by four or, if the Determination Price is calculated on the basis of pre-split and post-split trading prices, appropriate adjustments shall be made to calculate a comparable number.

          (e) CONVERSION OF PRIDES. Each share PRIDES issued and outstanding at the Effective Time (other than shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of New PRIDES, subsequent to the Effective Time. As of the Effective Time, all such shares of PRIDES shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of PRIDES shall cease to have any rights with respect thereto, except the right to receive the shares of New PRIDES, to be issued in consideration thereof upon surrender of such certificate in accordance with Section 3.2(a) and any dividends or other distributions to which such holder is entitled to pursuant to Section 3.2(c), in each case without interest.

          (f) STOCK OPTIONS; SARS. At the Effective Time, each then outstanding option to purchase shares of Company Common Stock under the Company's 1989 Incentive Plan, 1993

Non-Employee Directors' Stock Option Plan and 1985 Incentive Plan (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable in accordance with its terms (collectively, the "Options"), shall become exercisable in full and shall be settled in exchange for an amount of cash equal to the product of (1) the amount by which (A) the sum of (i) the product of the Common Conversion Number and the Determination Price plus (ii) the Cash Consideration (if any) exceeds (B) the exercise price per share of such Option and (2) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Option, subject to any required withholding of taxes (such amount being hereinafter referred to as, the "Option Consideration"). At the Effective Time, each then outstanding stock appreciation right granted by the Company under any of the Company Stock Option Plans, whether or not then vested or exercisable in accordance with its terms (collectively, the "SARs"), shall become exercisable in full and shall be settled in exchange for an amount of cash equal to the product of (1) the amount by which (A) the sum of (i) the product of the Common Conversion Number and the Determination Price plus
(ii) the Cash Consideration (if any) exceeds (B) the appreciation base per share of Company Common Stock for such SAR and (2) the number of shares of Company Common Stock covered by such SAR, subject to any required withholding of taxes (such amount being hereinafter referred to as, the "SAR Consideration"); PROVIDED, HOWEVER, that with respect to each SAR issued in tandem with an Option, the payment pursuant to the immediately preceding sentence with respect to the corresponding Option shall be deemed to constitute full satisfaction and settlement of such SAR and the holder of such SAR will be entitled to no additional payment with respect to the SAR, and such SAR shall be cancelled. Notwithstanding the foregoing, with respect to any person subject to Section 16(a) of the Exchange Act, any amount of Option Consideration or SAR Consideration, as the case may be, shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. From and after the Effective Time, the Options and SARs shall represent only the right of the holders of such Options and SARs to receive the payments specified above upon the surrender thereof. Upon receipt of the Option Consideration or the SAR Consideration (if any), as the case may be, the corresponding Option or the corresponding SAR, as the case may be, shall be canceled. The surrender of an Option or a SAR, as the case may be, to the Company in exchange for the Option Consideration or the SAR Consideration, as the case may be, shall be deemed a release of any and all rights the holder had or may have had in respect of such Option or such SAR. Except as otherwise agreed to by the parties hereto,
(i) all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or, except as set forth in Section 3.1(f) of the Company Disclosure Schedule, any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) the Company shall take all permitted action necessary to ensure that following the Effective Time no participant in any Company Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

          3.2 EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"), and Acquiror shall deposit with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 3.2) for the benefit of the holders of shares of Company Common Stock and PRIDES for exchange in accordance with this Article III, through the Exchange Agent, certificates evidencing the shares of Acquiror Common Stock and New PRIDES issuable and the Cash Consideration (if any) deliverable pursuant to Sections 3.1(c) and 3.1(d) in exchange for outstanding shares of Company Common Stock and PRIDES. Such shares of Acquiror Common Stock and PRIDES and Cash Consideration (if any), together with any dividends or distributions with respect thereto with a record date after the Effective Time, shall hereinafter be referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Acquiror Common Stock and New PRIDES issuable and the Cash Consideration (if any) deliverable pursuant to Sections 3.1(c) and 3.1(d) out of the Exchange Fund.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Capital Stock (the "Certificates") whose shares were converted into the right to receive shares of Acquiror Common Stock and Cash Consideration (if any) or New PRIDES, as the case may be, pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Acquiror Common Stock or New PRIDES, as the case may be, and payment of Cash Consideration, if applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) a certificate evidencing that number of whole shares of Acquiror Common Stock or New PRIDES, as applicable, that such holder has the right to receive pursuant to the provisions of Section 3.1, (B) in the case of Acquiror Common Stock, payment evidencing the Cash Consideration (if any) and cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Sections 3.1(c) and 3.2(e), and (C) any dividends or other distributions to which such holder is entitled pursuant to
Section 3.2(c) (the shares of Acquiror Common Stock or New PRIDES, as the case may be, cash, dividends and distributions described in clauses (A), (B) and (C) being hereinafter collectively, the "Merger Consideration"), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, certificates evidencing the proper number of shares of Acquiror Common Stock or New PRIDES, as applicable, may be issued in accordance with this Article III to a person other than the person in whose name the Certificate so surrendered is registered, if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the appropriate Merger Consideration.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock or New PRIDES evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock or New PRIDES, as applicable, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with both a record date and payment date after the Effective Time, but prior to surrender, payable with respect to such whole shares of Acquiror Common Stock or New PRIDES, as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock or New PRIDES as applicable. No interest shall be paid on the Merger Consideration or such dividends or other distributions.

          (d) NO FURTHER RIGHTS IN COMPANY CAPITAL STOCK. All shares of Acquiror Common Stock and New PRIDES issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (and any cash paid pursuant to Section 3.2(c) or, in the case of Acquiror Common Stock, Sections 3.1(c) and 3.2(e)) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Rights exchanged therefor represented by such Certificates; SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

          (e) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the holder thereof to vote or to any rights of a shareholder of Acquiror.

          (ii) Notwithstanding any provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the Determination Price.

          (f) NO LIABILITY. Neither Acquiror nor the Company shall be liable to any holder of shares of Company Capital Stock or Acquiror Common Stock, as the case may be, for such shares of Acquiror Common Stock or New PRIDES (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock which have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Acquiror as follows:

          4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each Company Significant Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. The Company has delivered to Acquiror complete and correct copies of its Restated Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement.

          4.2 SUBSIDIARIES. Section 4.2 of the Company Disclosure Schedule sets forth all the Subsidiaries of the Company. Except as set forth in Section
4.2 of the Company Disclosure Schedule, or as described in Section 4.3 or as disclosed in the Company SEC Documents, all the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Encumbrances. Subject to compliance with applicable Gaming Laws, the respective certificates of incorporation and bylaws or other organizational documents of the Company's Subsidiaries do not contain any provision limiting or otherwise restricting the ability of Acquiror, following the Effective Time, from controlling such Subsidiaries on the same basis as the Company.

          4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of May 31, 1996, (i) 49,763,359 shares of Company Common Stock were issued and outstanding, (ii) 33,368 shares of Company Common Stock were held by the Company in its treasury, (iii) 496,988 shares of the Series D Preferred, convertible into an aggregate of 1,103,313 shares of Company Common Stock, were issued and outstanding, and 1,103,313 shares of Company Common Stock were reserved for issuance upon conversion of the Series D Preferred, (iv) 15,525,000 shares of PRIDES, currently convertible into an aggregate of 14,283,000 shares of Company Common Stock, were issued and outstanding, and 17,388,000 shares of Company Common Stock were reserved for issuance upon conversion of the PRIDES,
(v) 4,985,878 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options, (vi) no shares of Company Common Stock were reserved for issuance upon exercise of outstanding SARS (other than 508,334 shares granted in tandem with Options), (vii) 59,600 shares of Company Common Stock were reserved for issuance in connection with the Company's Employee Stock Purchase Plans, (viii) 2,618,405 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Debentures due 1998 (the "6% Convertible Debentures") and the Company's 10% Convertible Subordinated Debentures due 2006 (the "10% Convertible Debentures" and, together with the 6% Convertible Debentures, the "Convertible Debentures"), the 6% Convertible Debentures being convertible into an aggregate of 69,119 shares of Company Common Stock, and the 10% Convertible Debentures being convertible into an aggregate of 2,549,286 shares of Company Common Stock, and (ix) 800,000 shares of Company Preferred Stock (Series B Junior Participating) were reserved for issuance in connection with the rights to purchase shares of certain Company Preferred Stock (the "Company Rights") issued pursuant to the Rights Agreement dated as of December 4, 1986, as amended (as amended to the date of this Agreement and as further amended from time to time, the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent (the "Company Rights Agent"). Except as set forth above, as of May 31, 1996, no shares of capital stock or other voting or equity securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding SARs which were not granted in tandem with (and which would not terminate upon exercise of) a related Option and there are no other outstanding contractual rights the value of which is derived from the financial performance of the Company or the value of shares of Company Common Stock. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth above, there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or in
Section 4.3 of the Company Disclosure Schedule and other than 1,505,405 shares of Company Common Stock and 376,351 shares of Common Stock of Bally Total Fitness Holding Corporation deliverable upon exchange of Bally Casino, Inc.'s Series A Cumulative Exchangeable Preferred Stock (the "Subsidiary Preferred Stock"), as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for the redemption of the Series D Preferred, the Company Rights or as set forth above or in Section 4.3 of the Company Disclosure Schedule and other than redemptions, purchases and other acquisitions required by applicable provisions under Gaming Laws or similar provisions contained in the terms of the capital stock of the Company or any of its Subsidiaries, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          4.4 AUTHORITY; ENFORCEABILITY; NO CONFLICTS; AND CONSENTS. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock and the PRIDES, voting as a class (the "Company Stockholder Approval"), at a special meeting of the holders of Company Common Stock and the PRIDES. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligations of Acquiror, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

          (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Restated Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) other than severance agreements, severance plans and employment agreements disclosed in the Company SEC Documents or in the Company Disclosure Schedule or otherwise previously disclosed to Acquiror and bank credit agreements, financing leases and indentures relating to notes and debentures identified under "Long Term Debt" of the Notes to Consolidated Financial Statements of the Company included in its 1995 Annual Report or as set forth in Section 4.4 of the Company Disclosure Schedule and subject to the governmental filings and other matters referred to in Section 4.4(c), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.4(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) have a

Material Adverse Effect with respect to the Company, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval and (y) such reports and filings under Section 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the approval by (A) the New Jersey Casino Control Commission under the New Jersey Gaming Laws, (B) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Laws, (C) the Clark County Liquor and Gaming Licensing Board pursuant to the Clark County, Nevada Code and the rules and regulations promulgated thereunder, (D) the Mississippi Gaming Commission under the Mississippi Gaming Laws, and (E) the Louisiana Riverboat Gaming Commission under the Louisiana Gaming Laws, (v) the filing of notices and the approval of Governmental Authorities as may be required under the applicable Gaming Laws of the States of Maryland and Washington and under the Indian Gaming Regulatory Act of 1988, (vi) as may be required by any applicable state securities or "blue sky" laws, (vii) in connection with any state or local tax which is attributable to the beneficial ownership of real property of the Company or its Subsidiaries ("Gains Tax"), (viii) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (ix) such immaterial filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets, and (x) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (1) have a Material Adverse Effect with respect to the Company, (2) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or
(3) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          4.5 VOTE REQUIRED; STATE TAKEOVER STATUTES; RIGHTS AGREEMENT. (a) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (b) The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render the provisions of
Section 203 of the DGCL inapplicable to the Merger, this Agreement and the other transactions contemplated by this Agreement.

          (c) The Company and the Board of Directors of the Company have taken and will maintain in effect all necessary action to render the Company Rights Agreement inapplicable with respect to the Merger and the other transactions contemplated by this Agreement.

          4.6 COMPLIANCE WITH APPLICABLE LAWS. (a) Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws and Gaming Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, the Company and the Company Significant Subsidiaries are in compliance with all Applicable Laws, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect with respect to the Company. The preceding sentence of this Section 4.6 does not apply to matters specifically covered by Section 4.10, 4.11 or 4.6(b) through 4.6(d).

          (b) Each of the Company and its Subsidiaries is, and has been, and each of the Company's former Subsidiaries, while a Subsidiary of the Company, was in compliance with all applicable Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. The term "ENVIRONMENTAL LAWS" means any applicable Federal, state, local or foreign statute, ordinance, rule, regulation, Permit, judgment, order, decree, injunction or other legally binding authorization, relating to: (A) Releases (as defined in 42 U.S.C. SECTION 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

          (c) During the period of ownership or operation by the Company and its Subsidiaries of any of their owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of the Company or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Company. The term "HAZARDOUS MATERIAL" means
(1) hazardous substances (as defined in 42 U.S.C. SECTION 9601(14)),
(2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material, (5) PCBs, or materials containing PCBs in excess of 50 ppm, and any material regulated as a medical waste or infectious waste.

          (d) The transactions contemplated by this Agreement will not require compliance with the New Jersey Industrial Site Recovery Act or any similar state transfer law.

          4.7 COMPANY SEC DOCUMENTS; UNDISCLOSED LIABILITIES. (a) Each of the Company and its Subsidiaries has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended or supplemented and, together with all reports, registration statements, forms and other documents filed by GNOC Corp., Bally's Park Place, Inc., Bally's Grand, Inc. and Bally's Casino Holdings, Inc. since January 1, 1995, the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained at the time they were filed any untrue statement of a material fact or omitted at the time they were filed to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At their respective dates, the financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (b) Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in Section 4.8 or 6.1 of this Agreement or the related Sections of the Company Disclosure Schedule and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, the Company and its Subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise)
(i) required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a Material Adverse Effect with respect to the Company.

          4.8 ABSENCE OF CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or as set forth in Section 4.8 or 6.1 of the Company Disclosure Schedule or permitted by Section 6.1 of this Agreement, since December 31, 1995, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any change or occurrence which resulted in or is reasonably likely to have a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company other than on the Series D Preferred Stock or on the PRIDES, as specifically provided by the terms thereof, (iii) any issuance of any shares of Company Common Stock or other capital stock of the Company or any securities convertible into or exchangeable or exercisable for capital stock of the Company that is not reflected in Section 4.2 (other than issuances of Company Common Stock described in Section 6.1(ii)), (iv) any split, combination or reclassification of any of the capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of the Company, (v) (x) any granting by the Company or any of its Subsidiaries to any director or officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of December 31, 1995 that were included as an exhibit to a Company SEC Document filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its Subsidiaries to any such person of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most highly compensated senior officers of the Company and its Subsidiaries), or as was required under employment, severance or termination agreements in effect as of December 31, 1995 that were included as an exhibit to a Company SEC Document filed and publicly available prior to the date of this Agreement or as disclosed in
Section 4.8 or 6.1 of the Company Disclosure Schedule or, (z) except for employment, severance or termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such person,
(vi) other than those listed on Section 4.8 or 6.1 of the Company Disclosure Schedule, any acquisition of or commitment to purchase or build any property or project involving an expenditure in excess of $10 million in the aggregate,
(vii) any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect with respect to the Company or (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

          4.9 LITIGATION. Except as disclosed in Section 4.9 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there are no Legal Proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect with respect to the Company or
(ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 4.9 of the Company Disclosure Schedule or as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii).

          4.10 TAXES. (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is or has ever been a member, has timely filed all Federal income Tax Returns and all other material Tax Returns and reports required to be filed by it. All such Tax Returns are complete and correct in all material respects. The Company and each of its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf) all taxes shown due on such Tax Returns. The most recent consolidated financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (b) Except as disclosed on Section 4.10 of the Company Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination. The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns have been reviewed with the Internal Revenue Service for all years through 1993.

          (c) No material liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

          (d) Except as disclosed on Section 4.10 of the Company Disclosure Schedule and other than with respect to contractual tax indemnity obligations of the Company and its Subsidiaries involving claims for state and local Taxes which are not material in amount, none of the Company or any of its Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

          (e) None of the Company or any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code.

          (f) Except as disclosed in Section 4.10 of the Company Disclosure Schedule, there are no employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1), that would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (g) The Company and it Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (h) Except as disclosed in Section 4.10 of the Company Disclosure Schedule, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Federal income or material state, local or foreign Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any pending audit or proceeding.

          (i) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

          (j) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

          (k)  No property owned by the Company or any of its Subsidiaries
(i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of
Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

          4.11 EMPLOYEE BENEFITS. (a) Section 4.11(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of ERISA and all other employee benefit plans or other benefit arrangements, including executive compensation and directors' benefit plans, and payroll practices which the Company or any of its Subsidiaries maintains, contributes to or has any obligation to or liability for (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

          (b) Copies or descriptions of each Employee Benefit Plan (and, where applicable, the most recent summary plan description, actuarial report, determination letter, most recent Form 5500 and trust agreement) have been made available to Acquiror for review prior to the date hereof.

          (c) As of the date hereof, except as disclosed on Section 4.11(c) of the Company Disclosure Schedule, (i) all material payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and except as set forth in the Company's financial statements, all material amounts required to be reflected thereon have been properly accrued to date as liabilities under or with respect to each Employee Benefit Plan for the current year; (ii) the Company and its Subsidiaries have performed all material obligations required to be performed by them under any Employee Benefit Plan; (iii) the Employee Benefit Plans, have been administered in material compliance with their terms and the requirements of ERISA, the Code and other Applicable Laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Employee Benefit Plan; and (v) the Company and its Subsidiaries have no liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any material excise tax or civil penalty.

          (d) Except as disclosed on Section 4.11(d) of the Company Disclosure Schedule, none of the Employee Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA ("Pension Plans"), other than "multiemployer plans", as defined in Section 3(37) of ERISA ("Multiemployer Plans"), is subject to Title IV of ERISA.

          (e) Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, the Company and its Subsidiaries have not, since April. 29, 1980, with respect to any Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal", as such terms are respectively defined in Sections 4023 and 4025 of ERISA, which has resulted in any material liability to the Company or any of its Subsidiaries which has not been fully satisfied or which is not set forth in the Company's financial statements.

          (f) Except as set forth on Section 4.11(f) of the Company Disclosure Schedule, each of the Pension Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so "qualified" and the Company knows of no fact which would adversely affect the qualified status of any such Pension Plan.

          (g) Except as set forth on Section 4.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

          4.12 TITLE TO PROPERTIES. (a) Section 4.12 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by the Company or one of its Subsidiaries and sets forth all material real property leased by the Company or one of its Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all Improvements, referred to collectively as the "Real Property").
 Except as set forth in Section 4.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, the Real Property held by it. Except as set forth in
Section 4.12 of the Company Disclosure Schedule, the Real Property is free of Encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated by this Agreement will not create any Encumbrance on any of the Real Property which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases of Real Property, expect for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business.

          (b) Except as set forth in Schedule 4.12 or as disclosed in the Company SEC Documents, no toxic or hazardous wastes, substances or materials are stored or otherwise held in violation of Environmental Laws that would have or could reasonably be expected to have a Material Adverse Effect with respect to the Company, and to the knowledge of the Company, no Contamination exists, on or under the Real Property at levels that contravene those allowed by Environmental Laws.

          4.13 INSURANCE. The Company and its Subsidiaries have insurance coverage with insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of the Company or any of its Subsidiaries or of any properties owned, occupied or controlled by the Company or any of its Subsidiaries, in such amount as is deemed reasonably necessary by the Company or any of its Subsidiaries.

          4.14 BROKERS AND INTERMEDIARIES. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co. and Merrill Lynch & Co. (whose fee arrangements have been disclosed to Acquiror in writing and will not be modified subsequent to the date of this Agreement), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          4.15 OPINION OF FINANCIAL ADVISOR. The Company has received (i) the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders, and (ii) the opinion of Merrill Lynch & Co. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

          4.16 COMPANY RIGHTS AGREEMENT. The entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights

Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

          4.17 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Company SEC Documents or as set forth in Schedule 4.17 of the Company Disclosure Schedule, from January 1, 1994 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company and Bally's Grand, Inc.) or other Persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

          Acquiror hereby represents and warrants to the Company as follows:

          5.1 ORGANIZATION, STANDING AND CORPORATE POWER OF ACQUIROR. Each of Acquiror and each Acquiror Significant Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of Acquiror and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to

Acquiror. Acquiror has delivered to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of Acquiror Significant Subsidiaries do not contain any provision limiting or otherwise restricting the ability of Acquiror to control such Subsidiaries.

          5.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 90,000,000 shares of Acquiror Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Acquiror Preferred Stock"). As of May 31, 1996, (i) 48,838,694 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock were issued and outstanding, (ii) 2,186,334 shares of Acquiror Common Stock were held by Acquiror in its treasury, (iii) 1,500,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under the Acquiror's 1996 Stock Incentive Plan, (iv) 1,500,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under Acquiror's 1996 Chief Executive Stock Incentive Plan, (v) 1,870,953 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under Acquiror's 1990 Stock Option and Stock Appreciation Rights Plan, (vi) 201,592 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under Acquiror's 1984 Stock Option and Stock Appreciation Rights Plan (the options issued pursuant to the stock option plans referred to in clauses (iii) through
(vi) being collectively referred to as the "Acquiror Stock Options"), and
(vii) 3,872,216.84 shares were reserved for issuance upon conversion of Acquiror's outstanding Convertible Subordinated Notes due 2006, which were presently convertible into 3,872,216.84 shares of Acquiror Common Stock. Except as set forth above, as of May 31, 1996, no shares of capital stock or other voting securities of Acquiror were issued, reserved for issuance or outstanding. As of the date of this Agreement, there are no outstanding stock appreciation rights which were not granted in tandem with (and terminate upon exercise of) a related Acquiror Stock Option and there are no other outstanding contractual rights the value of which is derived from the financial performance of Acquiror or the value of shares of Acquiror Common Stock. All outstanding shares of capital stock of Acquiror are, and all shares which may be issued as contemplated by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, other than as set forth above, there are no bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Acquiror may vote. Except as set forth above, or as disclosed in the Acquiror SEC Documents, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound, obligating Acquiror or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or of any of its Subsidiaries or obligating Acquiror or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, except as disclosed in the Acquiror SEC Documents or Section 5.2 of the Acquiror Disclosure Schedule, there are not any outstanding contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Acquiror or any of its Subsidiaries.

          5.3 AUTHORITY; ENFORCEABILITY; NO CONFLICTS. (a) Acquiror has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining Acquiror Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquiror, subject, in the case of the issuance of Acquiror Common Stock and New PRIDES contemplated hereby, to approval of such issuance by the holders of a majority of the votes cast at a special meeting of the holders of Acquiror Common Stock, provided that the total number of votes cast represents over 50% of the outstanding Acquiror Common Stock (the "Acquiror Stockholder Approval"). This Agreement has been duly executed and delivered by Acquiror and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes valid and binding obligations of each of Acquiror, enforceable against Acquiror in accordance with its terms.

          (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of Acquiror and Acquiror Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Acquiror or the comparable charter or organizational documents of any of its Subsidiaries, (ii) except as set forth in
Section 5.3 of the Acquiror Disclosure Schedule and subject to the governmental filings and other matters referred to in Section 5.3(c) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror or (iii) subject to the governmental filings and other matters referred to in Section 5.3(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of Acquiror Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses
(ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) have a Material Adverse Effect with respect to Acquiror, (y) impair, in any material respect, the ability of Acquiror to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Acquiror of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Acquiror under the HSR Act, (ii) the filing with the SEC of (x) the Proxy Statement/Prospectus, (y) the Registration Statement on Form S-4 in connection with the issuance of Acquiror Common Stock and New PRIDES in the Merger (the "Form S-4") and the obtaining of any related orders as may be so required and (z) such reports and filings under Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the approval by (A) the New Jersey Casino Control Commission under the New Jersey Gaming Laws, (B) the Nevada State Gaming Control Board and the

Nevada Gaming Commission under the Nevada Gaming Laws, (C) the Clark County Liquor and Gaming Licensing Board pursuant to the Clark County, Nevada Code and the rules and regulations promulgated thereunder, (D) the Mississippi Gaming Commission under the Mississippi Gaming Laws and (E) the Louisiana Riverboat Gaming Commission under the Louisiana Gaming Laws, (v) the filing of notices and the approval of Governmental Authorities as may be required under the applicable Gaming Laws of the States of Maryland and Washington and under the Indian Gaming Regulatory Act of 1988, (vi) as may be required by any applicable state securities or "blue sky" laws, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to Acquiror, (y) impair, in any material respect, the ability of Acquiror to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          5.4 THE VOTE REQUIRED; OWNERSHIP OF COMPANY CAPITAL STOCK. (a) Acquiror Stockholder Approval is the only vote of the holders of any class or series of Acquiror's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (b) Except for two shares of Company Common Stock, neither Acquiror nor any of its Subsidiaries owns, directly or indirectly, any shares of Company Capital Stock.

          5.5 ACQUIROR SEC DOCUMENTS; UNDISCLOSED LIABILITIES. (a) Acquiror has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since January 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Acquiror SEC Documents"). As of their respective dates, (i) Acquiror SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and
(ii) none of Acquiror SEC Documents contained at the time they were filed any untrue statement of a material fact or omitted at the time they were filed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At their respective dates, the financial statements of Acquiror included in Acquiror SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Acquiror and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (b) Except as disclosed on Section 5.5 of Acquiror Disclosure Schedule or in the Acquiror SEC Documents filed and publicly available after December 31, 1995 and prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, as of the date of this Agreement Acquiror and its Subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of Acquiror and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto.

          5.6 ABSENCE OF CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement or in the 1995 Acquiror Financial Statements, (i) since December 31, 1995, there has not been any change or occurrence which resulted in or is reasonably likely to have a Material Adverse Effect with respect to Acquiror, and (ii) from December 31, 1995 to the date of this Agreement, Acquiror and its Subsidiaries have conducted their businesses only in the ordinary course and there have not been (A) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Acquiror, other than regular quarterly dividends on Acquiror Common Stock, (B) any split, combination or reclassification of any of the capital stock of Acquiror or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of Acquiror, (C) any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect with respect to Acquiror or (D) any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities or business, except insofar as may have been disclosed by a change in generally accepted accounting principles.

          5.7 LITIGATION. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement, there are no Legal Proceedings pending against Acquiror or any of its Subsidiaries or, to the knowledge of Acquiror, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect with respect to Acquiror or (ii) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against Acquiror or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii).

          5.8 TAXES. (a) Acquiror and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is or has ever been a member, has timely filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Acquiror and each of its Subsidiaries has paid (or Acquiror has paid on its Subsidiaries' behalf) all taxes shown due on such returns, the most recent financial statements contained in the Acquiror SEC Documents reflect an adequate reserve for all Taxes payable by Acquiror and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and the 1995 Financial Statements reflect an adequate reserve for all Taxes payable by Acquiror and its Subsidiaries for all taxable periods and portions thereof through December 31, 1995.

          (b) Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code.

          5.9 COMPLIANCE WITH APPLICABLE LAWS. (a) Each of Acquiror and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default, individually or in the aggregate, would not have a Material Adverse Effect with respect to Acquiror. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement, Acquiror and its Subsidiaries are in compliance with all Applicable Laws, except for possible noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Acquiror.

          (b) Except as disclosed in the Acquiror SEC Documents, each of Acquiror and its Subsidiaries is, and has been, and each of Acquiror's former Subsidiaries, while a Subsidiary of Acquiror was in compliance with all applicable Environmental Laws, except for possible noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

          (c) Except as disclosed in the Acquiror SEC Documents, during the period of ownership or operation by Acquiror and its Subsidiaries of any of their owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of Acquiror or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Acquiror.

          5.10 ERISA COMPLIANCE. Except as described in Acquiror SEC Documents filed and publicly available prior to the date of this Agreement or as would not have a Material Adverse Effect with respect to Acquiror, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Acquiror or any Subsidiary of Acquiror that are sponsored, maintained or contributed to by Acquiror or any Subsidiary of Acquiror, or with respect to which Acquiror or any Subsidiary of Acquiror has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Acquiror nor any Subsidiary of Acquiror has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, except liabilities or obligations incurred in the ordinary course.

          5.11 BROKERS. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Acquiror, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.


                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          6.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as otherwise provided by the terms of this Agreement or as set forth in Section 4.8 of this Agreement or in Section 4.8 or 6.1 of the Company Disclosure Schedule, from and after the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course and use their reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time.

Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise provided by the terms of this Agreement or as set forth in
Section 4.8 of this Agreement or in Section 4.8 or 6.1 of the Company Disclosure Schedule, the Company shall not (and shall cause its Subsidiaries not to), without the written consent of Acquiror, which consent may not be unreasonably withheld:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent and other than as specifically provided in the terms of the PRIDES, the Series D Preferred and the Subsidiary Preferred Stock,
     (B) split, combine or reclassify any of its capital stock or, except pursuant to the exercise of options, warrants, conversion rights, exchange rights and other contractual rights existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities (other than (x) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws or pursuant to the terms of such capital stock or equity interest or other contractual rights existing on the date hereof,
     (y) issuances or redemptions of capital stock of wholly-owned Subsidiaries occurring between the Company and any of its wholly-owned Subsidiaries or occurring between wholly-owned Subsidiaries of the Company and
     (z) issuances to or redemptions from unaffiliated third parties of capital stock of or ownership interests in

     Subsidiaries not currently conducting significant operations and organized for purposes of pursuing new business opportunities or developing new properties;

           (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities, including pursuant to the Company's Employee Stock Purchase Plan (other than (A) the issuance of Company Common Stock upon the conversion of the PRIDES or Series D Preferred outstanding on the date of this Agreement in accordance with their present terms, (B) the issuance of Company Common Stock upon the conversion of Convertible Debentures outstanding on the date of this Agreement in accordance with their present terms, (C) the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms, (D) the issuance of Company Common Stock to Bally Casino, Inc. upon the exchange of the Subsidiary Preferred Stock outstanding on the date of this Agreement in accordance with the present terms thereof and (E) the issuances described in subclauses (y) and (z) of paragraph (i) above);

          (iii) amend its Restated Certificate of Incorporation, by-laws or other comparable charter or organizational documents;

           (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except (x) mergers and consolidations between or among one or more wholly-owned Subsidiaries of the Company that will not create adverse tax consequences to the Company or its Subsidiaries, (y) purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice or
     (z) expenditures listed on Section 6.1 of the Company Disclosure Schedule;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

           (vi)   (A) other than (1) ordinary course working capital borrowings,
     (2) borrowings required to finance specific projects listed on Section 6.1 of the Company Disclosure Schedule, (3) other incurrences of indebtedness which, in the aggregate, do not exceed $25 million, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person other than (v) to the Company or any direct or indirect wholly-owned Subsidiary of the Company, (w) advances to employees, suppliers or customers in the ordinary course of business consistent with past practice and (x) in connection with specific projects listed on Section 6.1 of the Company Disclosure Schedule;

          (vii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction,
     (A) in the ordinary course of business consistent with past practice,
     (B) in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice since the date of such financial statements or (C) involving an amount not to exceed $25 million in the aggregate, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

         (viii) except as required to comply with Applicable Law, (A) adopt, enter into, terminate or amend any Employee Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses as contractually required pursuant to agreements disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in Section 4.8 of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice to employees other than directors and executive officers of the Company and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such action and except as contractually required pursuant to agreements included as part of a Company SEC Document filed and publicly available prior to the date of this Agreement), (C) pay any benefit not provided for under any Employee Benefit Plan, (D) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Benefit Plan other than in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, that the Company may take any action described in clauses (A), (B), (C) and (D) above in connection with the retention of employees and the payment of bonuses to executive officers of the Company (other than the Chairman of the Board, Chief Executive Officer and President of the Company) in an amount not to exceed 200% of their respective bonus compensation for fiscal year 1995 and that, taken together, has an aggregate economic cost to the Company not to exceed $10,000,000;

           (ix) except in the ordinary course of business, modify, amend or terminate any contract or agreement set forth in the Company SEC Documents to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims;

            (x) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
     Section 368(a)(1) of the Code;

           (xi) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay the Company or Acquiror from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of the Company or Acquiror to consummate the transactions contemplated hereby as a result of antitrust, gaming or other regulatory concerns; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

          6.2  CONDUCT OF BUSINESS OF ACQUIROR.  Except as set forth in Section
6.2 of the Acquiror Disclosure Schedule, from and after the date hereof to the Effective Time, Acquiror shall, and shall cause its Subsidiaries to, carry on their respective current operations in the ordinary course and use their reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with desirable customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as specifically permitted by the terms of this Agreement, Acquiror shall not (and shall cause its Subsidiaries not to), without the written consent of the Company, which consent may not be unreasonably withheld:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of Acquiror Common Stock, other than regular quarterly dividends, or (B) other than the stock split described in Section 3.1(d), split, combine or reclassify any of its Acquiror Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Acquiror Common Stock;

           (ii) issue or authorize the issuance of any shares of Acquiror Common Stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of Acquiror Common Stock at less than fair market value per share of Acquiror Common Stock as determined by the Board of Directors of Acquiror (other than pursuant to the terms of existing options or benefit plans or convertible securities);

          (iii) amend its Restated Certificate of Incorporation, by-laws or other comparable charter or organizational documents in any manner adverse to the holders of Acquiror Common Stock (other than the filing of a Certificate of Designations for the issuance of any series of Preferred Stock of Acquiror);

           (iv) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
     Section 368(a)(1) of the Code;

            (v) conduct its business in a manner or take, or cause to be taken, any other action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination, merger, consolidation, restructuring or similar transaction) that would or might reasonably be expected to prevent or materially delay Acquiror or the Company from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of Acquiror or the Company to consummate the transactions contemplated hereby as a result of antitrust, gaming or other regulatory concerns;

           (vi) sell all or substantially all of the properties and assets of Acquiror or merge, amalgamate or consolidate Acquiror with any other entity in any transaction in which Acquiror is not the surviving corporation; or

          (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

          Nothing contained in this Section 6.2 shall prohibit Acquiror from acquiring or agreeing to acquire, whether by merger or consolidation or by purchase of assets, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or interest therein.

          6.3 ACCESS TO INFORMATION. Each of the Company and Acquiror shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and the Acquiror shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party
(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by Applicable Law, each of the Company and Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter, dated March 11, 1996, between the Company and Acquiror (the "Confidentiality Agreement").


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

          7.1 PREPARATION OF FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS; STOCKHOLDERS' MEETING. (a) Promptly following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement/Prospectus, and Acquiror shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/
Prospectus shall be included. Each of the Company and Acquiror shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company and Acquiror shall each use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to their respective stockholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquiror shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process in any jurisdiction in any action other than one arising out of the offering of the Acquiror Common Stock in such jurisdiction) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Acquiror Common Stock and New PRIDES in the Merger, and the Company shall furnish all information concerning the


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


Company as may be reasonably requested in connection with any such action.

          (b) Each of the Company and the Acquiror covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company or Acquiror, or at the time of the Company Stockholders' Meeting or the Acquiror Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/ Prospectus and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. Notwithstanding the foregoing, (i) no representation or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Acquiror specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and (ii) no representation or covenant is made by Acquiror with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus or (ii) any event with respect to Acquiror, or with respect to information supplied by Acquiror for inclusion in the Proxy Statement/Prospectus, in either case which event is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Form S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and to the stockholders of Acquiror.

          (c) Each of the Company and Acquiror shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between the Company or any of its representatives, or Acquiror or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company and Acquiror shall use their respective reasonable efforts to respond to any comments of the SEC with respect to the Form S-4 as promptly as practicable. The Company and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement/Prospectus, and shall provide promptly to the other parties any information such party may obtain that could necessitate amending any such document.

          (d) The Company shall take all action necessary in accordance with Applicable Law and its Restated Certificate of Incorporation and By-laws to convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and to take all other lawful action necessary to secure the Company Stockholder Approval. Notwithstanding the foregoing, the Company's obligation to convene and hold the Company Stockholders' Meeting and to recommend the adoption of this Agreement and to solicit proxies from its stockholders shall be subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company which the Board of Directors determines, based on the advice of outside legal counsel to the Company, is required in the exercise of its fiduciary duties to the Company's stockholders under Applicable Law.

          (e) Acquiror shall take all action necessary in accordance with Applicable Law and its Certificate of Incorporation and By-laws to convene and hold a meeting of its stockholders (the "Acquiror Stockholders' Meeting") as promptly as practicable for the purpose of obtaining the Acquiror Stockholder Approval. Acquiror shall, through its Board of Directors, recommend to its stockholders that they approve such issuances and shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approving such issuances and to take all other lawful action necessary to secure the Acquiror Stockholder Approval; PROVIDED, HOWEVER, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Acquiror which the Board of Directors determines, based on the advice of outside legal counsel to Acquiror, is required in the exercise of its fiduciary duties to the Acquiror's stockholders under Applicable Law.

          (f) The Company and Acquiror shall coordinate and cooperate with each other with respect to the timing of the Company Stockholders' Meeting and the Acquiror Stockholders' Meeting and shall use their reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

          7.2 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its best efforts to cause to be delivered to Acquiror a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          7.3 LETTER OF ACQUIROR'S ACCOUNTANTS. Acquiror shall use its best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, Acquiror's independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          7.4 REASONABLE BEST EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this

Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any Gaming Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of representations or warranties by the Company or Acquiror, as applicable, such party's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate in any material respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          7.5 APPROVAL OF GAMING COMMISSIONS; REGULATORY MATTERS. Acquiror shall as promptly as practicable, but in no event later than fifteen Business Days following the execution and delivery of this Agreement, file or submit those filings and other submissions under applicable Gaming Laws in connection with the Merger, this Agreement and the transactions contemplated hereby, and to respond as promptly as practicable to inquiries received from state or local gaming authorities and to appear before such authorities as promptly as practicable in order to obtain as soon as practicable those approvals and consents required or necessary in connection with the Merger, this Agreement or the transactions contemplated hereby. In addition, Acquiror shall, and shall cause its Subsidiaries to (and shall use its reasonable efforts to cause its affiliates other than its Subsidiaries to), if it is necessary to obtain any regulatory approval for the Merger, disassociate themselves from any person or persons deemed, or reasonably likely to be deemed, unacceptable by any Gaming Commission and, in the case of any such person who is a nominee to serve as a director of Acquiror or any of its Subsidiaries, Acquiror shall, and shall cause its relevant Subsidiary or Subsidiaries to replace any such director nominee with a suitable nominee. Acquiror shall keep the Company apprised of the status of any communications with, and any inquiries or requests for additional information from, the Gaming Commissions and shall comply promptly with any such inquiry or request. Acquiror shall use its reasonable best efforts to obtain all required approvals of the Gaming Commissions for the consummation of the Merger no later than October 15, 1996.

          7.6 SUPPLEMENTAL DISCLOSURE. The Company shall confer on a regular and frequent basis with Acquiror, report on operational matters and promptly notify Acquiror of, and furnish Acquiror with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Acquiror's obligation to consummate the Merger not to be completed, and Acquiror shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to the Company's obligation to consummate the Merger not to be completed.

          7.7 ANNOUNCEMENTS. Prior to the Closing, neither the Company nor Acquiror will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or applicable stock exchange regulations, in which event the party required to make the release or announcement shall, if possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          7.8 NO SOLICITATION. (a) From and after the date hereof until the Effective Time, the Company shall not, nor shall it authorize any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, "Company Representatives") to
(i) solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; PROVIDED, HOWEVER, that, notwithstanding anything to the


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


contrary in this Agreement, (i) the Company may participate in discussions or negotiations with, and may furnish information concerning the Company and its business, properties and assets to, a Third Party who, without any solicitation by the Company or any Company Representatives after the date of this Agreement, seeks to engage in such discussions or negotiations or requests such information, if (1) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that failing to engage in such discussion or negotiations or provide such information would reasonably be expected to violate the fiduciary duties of the Board of Directors of the Company to its stockholders and (2) prior to engaging in discussions or negotiations with, or furnishing information to, such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person or entity than the terms contained in the Confidentiality Agreement, and (ii) the Board of Directors of the Company may take and disclose to the Company's stockholders a position with regard to a tender offer or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and may make such disclosure to the stockholders of the Company as may be required under Applicable Law; provided, that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares of Company Common Stock unless such recommendation is permitted by Section 7.8(d).

          (b) The Company shall notify Acquiror of any Acquisition Proposal, including the identity of the Third Party making any such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal.

          (c) As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of more than 20% of either the capital stock of the Company or the consolidated assets of the Company and its Subsidiaries taken as a whole,
(ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the capital stock of the Company or
(iii) any merger, consolidation or business combination, involving the Company other than the transactions contemplated by this Agreement; provided, however, that any acquisition of shares of capital stock of the Company by FMR Corp. (and its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company) described in clause (i) shall not constitute an Acquisition Proposal.

          (d) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall be permitted from time to time to take the following actions in the circumstances described below: (i) to withdraw or modify its approval or recommendation of this Agreement or the Merger in a manner adverse to Acquiror; or (ii) to approve or recommend or enter into an agreement with respect to an Acquisition Proposal; if, in each such case, (A) an Acquisition Proposal is publicly proposed, publicly disclosed or communicated to the Company and (B) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that such action is required in order to comply with its fiduciary duties to the stockholders of the Company. No action by the Board of Directors of the Company permitted by the preceding sentence (each, a "Permitted Action") shall constitute a breach of this Agreement by the Company, provided that such Permitted Action shall give rise to the rights of Acquiror set forth in Section 9.3.

          7.9 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) Until the Effective Time the Company shall, and from and after the Effective Time, Acquiror shall, indemnify, defend and hold harmless each person who is now,


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


or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or substantially on, or arising in whole or substantially out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or substantially on, or arising in whole or substantially out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company or the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law).

          (b) The Acquiror shall and shall cause the Subsidiaries of the Surviving Corporation to keep in effect provisions in their respective Certificates of Incorporation and By-laws providing for exculpation for director, officer and employee liability and such corporation's indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company in respect of actions or omissions occurring at or prior to the Effective Time



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


(including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

          (c) For a period of six years after the Effective Time, Acquiror shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Acquiror shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (d) After the Effective Time, any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such action, suit, claim, proceeding or investigation, shall notify Acquiror within 30 days thereof; provided, however, that any failure so to notify Acquiror of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section shall not affect such obligations except to the extent Acquiror is materially prejudiced thereby. Acquiror shall be entitled to assume the defense of any such action, suit, claim, proceeding or investigation with counsel of its choice (who shall be reasonably acceptable to the Indemnified Party), unless there is a conflict between the positions of Acquiror, on the one hand, and the Indemnified Party, on the other, in which event the Indemnified Party, together with all other similarly situated Indemnified Parties in the same proceeding as a group, may retain one law firm and one local counsel to represent them with respect to such matter, the cost of which shall be borne by Acquiror. Neither Acquiror, on the one hand, nor any Indemnified Party, on the other


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


hand, may settle any such action, suit, claim, proceeding or investigation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

          (e) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror and the Company.

          7.10 NYSE LISTING. Acquiror shall use its reasonable efforts to cause the shares of Acquiror Common Stock and New PRIDES to be issued in the Merger to be approved for listing on the NYSE, subject to notice of official issuance, prior to the Effective Time.

          7.11 AFFILIATES. Prior to the Closing Date, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit F.

          7.12 RIGHTS AGREEMENT. The Board of Directors of the Company shall take all action necessary to render the Company Rights or any similar instrument inapplicable to the Merger and to effect the conversion of the Company Rights as of the Effective Date in accordance with Section 3.1(c) hereof.

          7.13 EMPLOYEE BENEFITS. (a) Acquiror shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially


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


comparable, in the aggregate, to the benefits provided by the Employee Benefit Plans (not taking into account the value of any benefits under any such plans which are equity based) for a period of one year after the Effective Time.

          (b) Acquiror shall honor all employment, severance and termination agreements (including change in control provisions) of the employees of the Company and its Subsidiaries.

          (c) For purposes of determining eligibility to participate and vesting, but not accrual or entitlement to benefits (other than severance benefit accrual) where length of service is relevant under any employee benefit plan or arrangement of Acquiror or the Surviving Corporation, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and any of its Subsidiaries to the same extent such service was granted under the Employee Benefit Plans.

          (d) The provisions of Section 7.13(b) are intended to be for the benefit of and shall be enforceable by each applicable employee and his heirs and personal representatives and shall be binding on all successors and assigns of Acquiror, the Surviving Corporation and its Subsidiaries.

          (e) In the event the Surviving Corporation terminates any Employee Benefit Plan which provides pension, profit sharing or non-qualified deferred compensation benefits, the Acquiror shall use its reasonable best efforts to provide the participants and beneficiaries under any such plan with the means to maintain and continue tax deferred treatment of such benefits, other than through the use of an individual retirement account.

          7.14 TAX TREATMENT. Each of Acquiror and the Company shall use its best efforts to cause the Merger to


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qualify as a reorganization under the provisions of Sections 368(a) of the Code and use its reasonable best efforts to obtain the opinions of counsel referred to in Sections 8.2(c) and 8.3(c).

          7.15 TRANSFER TAXES. The Company and Acquiror shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes"). The Company shall pay or cause to be paid any such Transfer Taxes.

          7.16 SUBSIDIARY PREFERRED STOCK. Promptly following the Effective Time, Acquiror shall exchange all outstanding shares of Subsidiary Preferred Stock presented to it for the aggregate of (i) the number of shares of Acquiror Common Stock to which the shares of Company Common Stock transferrable upon exchange of such Subsidiary Preferred Stock immediately prior to the Effective Time would have been entitled in the Merger and (ii) the number of shares of Acquiror Common Stock equal to the quotient of (A) the sum of (x) the aggregate Cash Consideration (if any) to which the shares of Company Common Stock transferrable upon exchange of such Subsidiary Preferred Stock immediately prior to the Effective Time would have been entitled in the Merger plus (y) the product of (1) the average of the last sale prices of the common stock of Bally Total Fitness Holding Corporation quoted on the National Market System (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the thirty consecutive Trading Days ending on the third Trading Day prior to the Effective Time, and (2) the number of shares of common stock of Bally Total Fitness Corporation transferrable upon exchange of such Subsidiary Preferred


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


Stock immediately prior to the Effective Time, DIVIDED by (B) the Determination Price.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

          8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVALS. The Company shall have obtained the Company Stockholder Approval and Acquiror shall have obtained the Acquiror Stockholder Approval.

          (b) HSR ACT. The applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

          (c) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby; PROVIDED, HOWEVER, that in the case of a decree, injunction or other order, the party invoking this condition shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.


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


          (d) FORM S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of the Acquiror Common Stock and New PRIDES pursuant to this Agreement shall have been complied with.

          (e) NYSE LISTING. The shares of Acquiror Common Stock and New PRIDES issuable to the Company's stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          8.2 CONDITIONS OF OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger are further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Acquiror:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects, at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. Acquiror shall have received a certificate from the Company dated the Closing Date signed on behalf of the Company by an authorized officer of the Company certifying to the fulfillment of this condition.

          (b) AGREEMENTS. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in


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


     compliance in all material respects with any agreement or covenant of the Company to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate from the Company dated the Closing Date signed on behalf of the Company by an authorized officer of the Company certifying to the fulfillment of this condition.

          (c) TAX OPINION. Acquiror shall have received an opinion of Latham & Watkins, dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the Company or Acquiror as a result of the Merger, and substantially in the form of Exhibit A. In rendering such opinion, Latham & Watkins shall receive and may rely upon representations contained in certificates of the Company, Acquiror, and certain stockholders of the Company substantially in the forms of Exhibits C, D, and E.

          (d) LETTERS FROM AFFILIATES. Acquiror shall have received from each person in the letter referred to in Section 7.11 an executed copy of an agreement substantially in the form of Exhibit F.

          (e) CONSENTS. All necessary approvals or authorizations of any Governmental Authority required or necessary under applicable Gaming Laws in connection with the Merger shall have been obtained.

          (f) LITIGATION. There shall not have entered any order by any Governmental Authority in any suit, action or proceeding, which
     (i) restrains or prohibits the Merger or any of the other transactions contemplated by


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     this Agreement, (ii) requires the payment of damages by Acquiror in connection with the Merger which damages are material to the Acquiror and its Subsidiaries taken as a whole (determined after giving effect to the Merger), (iii) prohibits or limits the ownership or operation by Acquiror and its Subsidiaries of, or compels Acquiror or any of its Subsidiaries to dispose of or hold separate, any business or assets which are material to Acquiror and its Subsidiaries taken as a whole, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement,
     (iv) imposes limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, shares of capital stock of the Subsidiaries of the Company, which limitations would have a Material Adverse Effect with respect to Acquiror (determined after giving effect to the Merger).

          (g) COMPANY RIGHTS. The Company Rights shall not have become nonredeemable, exercisable or triggered pursuant to the terms of the Company Rights Agreement.

          8.3 CONDITIONS OF OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by the Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror made hereunder shall be true and correct in all material respects at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. The Company shall have received a certificate from Acquiror dated


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     the Closing Date signed on behalf of Acquiror by an authorized officer of
     Acquiror certifying to the fulfillment of this condition.

          (b) AGREEMENTS. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any applicable agreement or covenant of Acquiror to be performed by Acquiror under this Agreement at or prior to the Closing Date, and the Company shall have received the certificates from the Acquiror dated the Closing Date signed on behalf of Acquiror by an authorized officer of Acquiror certifying to the fulfillment of this condition.

          (c) LITIGATION. There shall not have entered any order by any Governmental Authority in any suit, action or proceeding, which
     (i) requires the payment of damages by Acquiror which would have a Material Adverse Effect with respect to Acquiror (determined after giving effect to the Merger), (ii) prohibits or materially limits the ownership or operation by Acquiror or any of its Subsidiaries of, or compels Acquiror or any of its Subsidiaries to dispose of or hold separate, any business or assets which are material to Acquiror and its Subsidiaries taken as a whole (determined after giving effect to the Merger), in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) which otherwise is reasonably likely to have a Material Adverse Effect with respect to Acquiror (determined after giving effect to the Merger).

          (d) TAX OPINION. The Company shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, to the effect that (i) the Merger will be


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     treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) gain, if any, realized will be recognized by a stockholder of the Company as a result of the Merger, but not in excess of the amount of cash received by such stockholder in the Merger, and substantially in the form of Exhibit B. In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and may rely upon representations contained in certificates of the Company, Acquiror and certain stockholders of the Company substantially in the forms of Exhibits C, D and E.


                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

          9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Acquiror Stockholder Approval have been obtained:

               (a) by mutual written consent of the Company, on the one hand, and Acquiror, on the other hand, or by mutual action of their respective boards of directors;

               (b)  by Acquiror, if any of the conditions set forth in Section
     8.2 shall have become incapable of fulfillment (other than as a result of any breach by Acquiror of the terms of this Agreement) and shall not have been waived by Acquiror;


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               (c)  by the Company, if any of the conditions set forth in
     Section 8.3 shall have become incapable of fulfillment (other than as a result of any breach by the Company of the terms of this Agreement), and shall not have been waived by the Company;

               (d) by either the Company or Acquiror, if the Merger shall not have been consummated on or before the earlier of (i) the 90th day following the mailing of the Proxy Statement/Prospectus and (ii) March 31, 1997 (the "Termination Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

               (e) by either the Company or Acquiror if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment (other than as a result of any breach by the party seeking to terminate the Agreement) and shall not have been waived in accordance with the terms of this Agreement;

               (f)  by the Company, pursuant to Section 3.1(c)(i);

               (g) by Acquiror, if the Board of Directors of the Company shall have taken any Permitted Action in accordance with the provisions of
     Section 7.8(d); or

               (h)  by the Company if (i) the Board of Directors pursuant to
     Section 7.8(d) withdraws or modifies its approval or recommendation of this Agreement or (ii) the Company enters into a definitive agreement providing for the implementation of an Acquisition Proposal in accordance with the provisions of Section 7.8.


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


          9.2 EFFECT OF TERMINATION. In the event of termination by the Company or Acquiror pursuant to Section 9.1, written notice thereof shall promptly be given to the other parties and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated and become void and have no effect, without further action by any party, other than the provisions of the last sentence of Section 6.3 and Sections 9.2 and 9.3 and
Article X. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement.

          9.3 FEES AND EXPENSES. (a) In order to induce Acquiror to, among other things, enter into this Agreement, the Company agrees to pay Acquiror the fees and expenses set forth in Sections 9.3(b) and 9.3(c).

          (b) Unless there shall have been a material misrepresentation by or material breach of any material obligation of Acquiror hereunder which would entitle the Company to terminate this Agreement under Section 9.1, if:

            (i) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company after the date of this Agreement, and (A) the Board of Directors of the Company takes any Permitted Action under Section 7.8(d) and (B) this Agreement is terminated by Acquiror pursuant to Section 9.1(g) following the Company's taking a Permitted Action or by the Company pursuant to Section 9.1(h); or

           (ii) an Acquisition Proposal is publicly commenced, proposed or disclosed after the date of this Agreement and prior to the date of the Company Stockholders Meeting and this Agreement is terminated pursuant to
     Section 9.1(e) following the rejection of this Agreement at the Company Stockholders Meeting; or


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


          (iii) this Agreement is terminated by Acquiror pursuant to Section 9.1(b) based on the failure of the condition set forth in Section 8.2(g),

and within one year following any such termination, an Acquisition Proposal is consummated or the Company enters into an agreement with respect thereto, then the Company shall pay to Acquiror within five business days following such occurrence a fee (the "Topping Fee") of $50 million in cash; PROVIDED, HOWEVER, that in no event shall the Company be obligated to pay more than one such fee with respect to all such occurrences.

          (c) If a Topping Fee is payable to Acquiror pursuant to Section 9.3(b), then the Company shall also reimburse Acquiror (not later than five business days after submission of statements therefor) for all documented out-of-pocket (not including allocation of overhead) fees and expenses ("Expenses") actually incurred by it prior to such termination in connection with the proposed Merger and the consummation of all transactions contemplated by this Agreement (including fees and expenses of counsel, investment banking firms, accountants, experts and consultants); provided, that the aggregate amount of Expenses required to be reimbursed pursuant to this Section shall not exceed $5 million.

          9.4 AMENDMENT. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Acquiror and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that, after receipt of the Company Stockholder Approval, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the stockholders of the Company.


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


          9.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                    ARTICLE X

                               GENERAL PROVISIONS

          10.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX, except that the agreements set forth in Articles II and III and Sections 7.9 and 7.13 shall survive the Effective Time and those set forth in Sections 9.2,
9.3 and Article X hereof shall survive termination.

          10.2 EXPENSES.  Except as otherwise provided herein, including in
Section 9.3, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.


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          10.3 GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance (except to the extent that the provisions of the DGCL shall be mandatorily applicable to the Merger or this Agreement).

          10.4 NOTICES. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

          If to the Company, to:

          Bally Entertainment Corporation
          8700 West Bryn Mawr Avenue
          Chicago, Illinois  60631
          Attention:  James S. Montana, Jr., Esq.
          Facsimile: (312) 399-0168

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY  10153
          Attention:  Dennis J. Block, Esq.
          Facsimile:  (212) 310-8007

          and:


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


          If to Acquiror, to:

          Hilton Hotels Corporation
          9336 Civic Center Drive
          Beverly Hills, CA  90210
          Attention:  William C. Lebo, Jr., Esq.
          Facsimile:  (310) 205-7677

          with a copy to:

          Latham & Watkins
          1001 Pennsylvania Avenue, N.W.
          Washington, D.C.  20004
          Attention:  Bruce E. Rosenblum, Esq.
          Facsimile:  (202) 637-2201

Such names and addresses may be changed by notice given in accordance with this
Section 10.4.

          10.5 ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Schedule, the Acquiror Disclosure Schedule and the Exhibits attached hereto, all of which are a part hereof) and the Confidentiality Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

          10.6 DISCLOSURE SCHEDULE. The Disclosure Schedule, dated the date hereof, delivered by the Company to Acquiror (the "Company Disclosure Schedule") and the Disclosure Schedule, dated the date hereof, delivered by


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Acquiror to the Company (the "Acquiror Disclosure Schedule") are incorporated into this Agreement by reference and made a part hereof. Nothing disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule shall be deemed to be an admission that such matters are material or are required to be disclosed herein. Certain immaterial items or items that are not entirely responsive to the information required in a Schedule may be included in various Schedules as further clarification or assistance to the parties in understanding the business and operations of the parties or in consummating the transactions contemplated herein.

          10.7 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

          10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

          10.9 PARTIES IN INTEREST; ASSIGNMENT. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence this agreement shall inure to the benefit of and be binding upon the Company and Acquiror and shall inure to the sole benefit of the Company and Acquiror and their respective successors and permitted assigns. Except as set forth in Sections 7.9 and 7.13 nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.


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


          10.10 SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this Section 10.10 would have a Material Adverse Effect with respect to Acquiror or the Company, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

          10.11 SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by Applicable Law, each party waives any objection to the imposition of such relief.


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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.


                         HILTON HOTELS CORPORATION


                         By: /s/ Stephen F. Bollenbach
                            ------------------------------------------
                            Name:  Stephen F. Bollenbach
                            Title: President and
                                   Chief Executive Officer


                         BALLY ENTERTAINMENT CORPORATION


                         By: /s/ Arthur Goldberg
                            ------------------------------------------
                            Name:  Arthur J. Goldberg
                            Title: Chairman of the Board,
                                   President and Chief
                                   Executive Officer



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